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FOR IMMEDIATE RELEASE



                      REVLON CONSUMER PRODUCTS CORPORATION
                     ISSUES $363 MILLION IN PRINCIPAL AMOUNT
                      OF 12% SENIOR SECURED NOTES DUE 2005
                AND ENTERS INTO NEW $250 MILLION CREDIT FACILITY

NEW YORK (NY), November 30, 2001 -- Revlon, Inc. ( NYSE:REV) announced today that its wholly owned subsidiary, Revlon Consumer Products Corporation, had issued on November 26, 2001 $363 million in principal amount of 12% Senior Secured Notes due 2005.

The Senior Secured Notes were sold at a price of 96.569% of their principal amount. The proceeds were paid into escrow pending completion of Revlon Consumer Products Corporation's new credit agreement. On November 30, 2001 Revlon Consumer Products Corporation entered into a New Credit Agreement with a syndicate of banks providing $250 million in credit facilities comprised of $117.9 in a term loan facility and $132.1 million in a multi currency revolving credit facility. The net proceeds from the offering of the Senior Secured Notes along with borrowings under the new credit agreement were used to repay all amounts outstanding under Revlon Consumer Products


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Corporation's existing credit agreement and fees and expenses of the notes offering and new credit agreement and the balance will be available for general corporate purposes.

The Senior Secured Notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act.

ABOUT REVLON

Revlon is a worldwide cosmetics, skincare, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skincare. A web site featuring current product and promotional information can be reached at www.Revlon.com, and www.Almay.com. The company's brands include REVLON(Registered Trademark), ALMAY(Registered Trademark), ULTIMA(Registered Trademark), CHARLIE(Registered Trademark) and
FLEX(Registered Trademark) and they are sold worldwide.


Investor Relations Contact for Revlon:               Media Contact for Revlon:
Laura Kiernan                                        Catherine Fisher
(212) 527-5230                                       (212) 527-5727